Exhibit 99.1

LADENBURG THALMANN FINANCIAL SERVICES INC.

ANNOUNCES FULL EXERCISE AND CLOSING OF UNDERWRITERS’ OVER-

ALLOTMENT OPTION

COMPLETES $132.25 MILLION PREFERRED STOCK OFFERING

MIAMI, FL – May 31, 2013 – Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS; LTS PrA) (the “Company”) announced today the sale of an additional 690,000 shares of its 8.00% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), liquidation preference $25.00 per share, pursuant to the full exercise of the 30-day option granted to the underwriters in connection with the Company’s recently completed public offering of 4.6 million shares of Series A Preferred Stock, which closed on Friday, May 24, 2013. The exercise of the over-allotment option, which resulted in additional gross proceeds of $17.25 million, brings the total gross proceeds from the offering to $132.25 million, before deducting the underwriting discount and estimated offering expenses.

The Company is using the net proceeds from the offering to prepay $80.4 million principal amount of the $160.7 million of its 11% notes due 2016, which were used to finance the Company’s 2011 acquisition of Securities America, and to repay the outstanding borrowings (approximately $39.3 million) under its revolving credit agreement with an affiliate of its principal shareholder and the chairman of its board of directors, Phillip Frost, M.D. The Company intends to use the balance of the net proceeds from the offering for general corporate purposes, including the further repayment of indebtedness.

Mitsubishi UFJ Securities (USA), Inc. and Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc., acted as book-running managers of the offering. Barrington Research Associates, Inc., Henley & Company LLC, Maxim Group LLC and MLV & Co. LLC served as co-managers.

The Company’s existing shelf registration statement relating to the shares was previously filed with the Securities and Exchange Commission (“SEC”) and declared effective. The offering has been made only by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained by contacting: Mitsubishi UFJ Securities (USA), Inc., 1633 Broadway, 29th Floor, New York, New York 10019, Telephone: (212) 405 - 7440; or Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, 9th Floor, New York, New York 10022, Telephone: (800) 573 - 2541.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

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About Ladenburg Thalmann Financial Services Inc.

Ladenburg Thalmann Financial Services is engaged in independent brokerage and advisory services, investment banking, equity research, institutional sales and trading, and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc., Triad Advisors, Inc. and Securities America, Inc., which together have approximately 2,700 financial advisors and approximately $75 billion in client assets. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami, Florida, has been serving the independent registered representative community since 1978. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions. Securities America, based in Omaha, Nebraska, was founded in 1984 and is one of the largest and most successful independent broker-dealers in the country. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, New York with regional offices in Miami, Naples and Boca Raton, Florida; Melville, New York; Boston, Massachusetts; Houston, Texas; and Calabasas, California.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual events or results may vary materially from those expressed or implied by the statements herein and therefore you should not place undue reliance on them. The risks, uncertainties and contingencies that could cause actual events or results to differ materially from those in such forward-looking statements include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012 and other factors detailed from time to time in its other filings with the SEC. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Contact:

Sard Verbinnen & Co

Paul Caminiti/Jonathan Doorley/Emily Deissler

212-687-8080

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